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                                  EXHIBIT 12.2
                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                               Three Months
                              Ended March 31,
                               (Unaudited)                  Years Ended December 31,
                             ----------------    ----------------------------------------------
                              2004      2003      2003      2002      2001      2000     1999
                             ----------------    ----------------------------------------------

Earnings:
Pretax income from
   continuing operations     $1,248    $  996    $4,247    $3,727    $1,596    $3,908    $3,438
Interest expense                384       420     1,617     1,846     2,888     2,952     2,178
Other adjustments                38        35       157       174       175       163       151
                             ------    ------    ------    ------    ------    ------    ------

Total earnings (a)           $1,670    $1,451    $6,021    $5,747    $4,659    $7,023    $5,767
                             ======    ======    ======    ======    ======    ======    ======

Fixed charges:
   Interest expense          $  384    $  420    $1,617    $1,846    $2,888    $2,952    $2,178
   Other adjustments             35        34       140       151       170       165       152
                             ------    ------    ------    ------    ------    ------    ------
Total fixed charges (b)      $  419    $  454    $1,757    $1,997    $3,058    $3,117    $2,330
                             ======    ======    ======    ======    ======    ======    ======

Ratio of earnings
   to fixed charges (a/b)      3.98      3.20      3.43      2.88      1.52      2.25      2.48

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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company
(American Express) and Travel Related Services' cardmember lending activities, which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.